AMENDMENT NO. 1 TO THE
CHINA BAK BATTERY INC.
STOCK OPTION PLAN

WHEREAS, China BAK Battery, Inc. (the “Company”) maintains the China BAK Battery, Inc. Stock Option Plan; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has been appointed as the “Committee” under the Plan; and

WHEREAS, Article 5.1 of the Plan provides that the Committee may amend the Plan, subject to shareholder approval of such amendment if such approval is required under applicable law; and

WHEREAS, the Committee now desires to amend the Plan to, among other things, increase the number of shares of Common Stock issuable under the Plan from 4,000,000 shares to 8,000,000 shares;

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST: Section 1.6 of the Plan is amended to read in its entirety:

1.6 Maximum Number of Plan Shares. Subject to adjustment pursuant to the provisions of Section 5.2, and subject to any additional restrictions elsewhere in the Plan, the maximum aggregate number of shares of Common Stock that may be issued and sold hereunder shall be 8,000,000. Notwithstanding the foregoing, the maximum aggregate number of shares of Company Common Stock which may be issued under the Plan shall during any given calendar year not exceed 5% of the total outstanding shares of Company Common Stock during such calendar year.

SECOND: The second sentence of Section 1.7 of the Plan is deleted such that Section 1.7 is amended to read in its entirety:

1.7 Options and Stock Granted Under Plan. If an Option terminates without being wholly exercised, new Options may be granted hereunder covering the number of Plan Shares to which such Option termination relates.

THIRD: Except as provided above, the Plan shall continue in full force and effect.

FOURTH: Any capitalized term used herein, but not defined herein, shall have the meaning ascribed to such term in the Plan.

FIFTH: This Amendment No. 1 to the Plan is subject to the approval of the stockholders of the Company and shall become effective upon such approval.